Diodes, Inc. Fourth Quarter and Fiscal 2007 Financial Results Script Wednesday February 13, 2008 @ 10:00am CST / 8:00am PST

VERSION #1G

Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White

Operator:
Good morning and welcome to Diodes Incorporated's fourth quarter and fiscal 2007 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today's conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday February 13, 2008. I would now like to turn the call to Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton GroupGood morning and welcome to Diodes' fourth quarter and fiscal 2007 earnings conference call. I'm Leanne Sievers, executive vice president of Shelton Group, Diodes' investor relations firm.With us today are Diodes' President and CEO, Dr. Keh-Shew Lu; Chief
Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.In addition, any projections as to the Company's future performance represent management's estimates as of today, February 13, 2008. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes' website at www.diodes.com.And now it's my pleasure to turn the call over Diodes' President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President and CEO of Diodes Thank you, Leanne. Welcome everyone, and thank you for joining us today.

We are pleased to again report record financial results for the quarter and the year. Our fourth quarter was highlighted by a sequential increase in gross margin by 110 basis points and an increase in revenue of 14 percent over the same period in 2006. Adjusted net income during the quarter was also a record during the quarter growing to $18.6 million, or 43 cents per share, representing a 9 percent sequential increase.

These quarterly results conclude another year of outstanding performance for Diodes, and further demonstrate our consistent track record of execution as well as strong growth and profitability. 2007 financial highlights were:

      1.    Revenues increased 17 percent to a record of $401 million
      2. This 17 percent top-line growth again far exceeded the semiconductor market growth of 3.2 percent, according to WSTS figures.
      3.    Gross profit  increased 14.5 percent to $130 million
      4. And adjusted net income increased 22 percent to $65 million, or $1.50 per share

In terms of business highlights, we achieved several key milestones during the year:

      1. We successfully consolidated analog manufacturing to our China facility for improved operational efficiencies;
      2. We significantly expanded capacity and improved utilization at both our manufacturing facilities, resulting in over 15 billion units produced in 2007.
      3.    and we invested to increase our fab capacity to reach 60,000  wafers per month, with the planned expansion of a 6-inch SBR(R) line;
      4.    We  accelerated  the pace of new  product  introductions  through an expanded research and development platform;
      5. We increased market share through cross-selling synergies between our analog and discrete segments;
      6. We integrated the APD acquisition resulting in the release of our successful SBR(R) product line; and
      7.    Diodes grew revenue in the Europe market by 50 percent in 2007.

Diodes' performance is a result of our ability to combine customer-focused innovation in the discrete and analog markets with state-of-the-art cost-efficient packaging. Our execution of this model has consistently delivered solid results for Diodes, our customers, and our shareholders over the long-term.

And based on our historical performance, we believe 2008 will be another year of solid growth and profitability for Diodes that will once again substantially exceed the performance of the industry.

As many of you know, the first quarter will be more challenging due to the overall weakening of the economy, and in particular, its potential effect on the consumer and computing market segments. Regarding profitability improvements, our business continues to benefit from operational and manufacturing efficiencies as we realize the full benefits from our manufacturing consolidation efforts in the coming quarters.

Most importantly, Diodes has delivered record top- and bottom-line results in the past 12 out of the last 16 quarters. We have successfully managed through challenging business environments in the past, and our proven track record of execution combined with our broadened product focus, aggressive new product introductions, and gains in our target markets will continue to deliver profitable results for shareholders.

Finally, I want to provide a brief update regarding our acquisition strategy, which is a key focus area. Over the past several months, we have continued to evaluate acquisition targets that we believe are synergistic to our business by offering complementary technologies, expanded market positions, and/or manufacturing capacity and efficiencies. Additionally, the acquisition must be accretive within 12 months. To date, we have made significant progress in our evaluation process, while remaining very selective in order to achieve the maximum value for Diodes and our shareholders. Additionally, over the past year we have taken the right steps internally to improve operational efficiencies and secure the adequate engineering staff to support our future expansion. We believe these efforts will help expedite the successful integration of a future acquisition into our organization, and we will provide updates to our shareholders as they become available.

With that, I'm going to turn the call over to Carl to discuss our financial results in more detail.

Carl Wertz, CFO

Thanks, Dr. Lu, and good morning everyone.

As Dr. Lu mentioned, Diodes again achieved record financial results in the fourth quarter and for the fiscal year 2007.

Revenues for the fourth  quarter were a record  $107.6  million,  an increase of
13.9 percent from the fourth quarter of 2006 and up 2.2 percent on a sequential basis. New product sales accounted for 40 percent of revenue as compared to 33.5 percent just one year ago.

Gross profit for the fourth quarter was $36 million, or 33.5 percent, a 110 basis point sequential increase in margin. Gross margin was up primarily as a result of improved product mix and the realization of the benefits associated with internalizing our analog manufacturing.

Selling, General & Administrative expenses for the quarter were $14.8 million, or 13.7 percent of revenue, compared to 13.9 percent last quarter. Included in fourth quarter SG&A was $1.1 million in non-cash, FAS123R, share-based compensation. In the earnings release we have included a table to reconcile the impact of share-based compensation expense to our reported results. For the full year of 2007, SG&A was within our expected range at 13.8 percent of revenues, compared to 14.0 percent for 2006.

Research and Development investment in the quarter was $3.9 million, or 3.6 percent of revenue. As expected, R&D investment as a percentage of revenue has increased throughout the year as our R&D and new product activities continued to increase in both the U.S. and Asia. For the full year of 2007, R&D was 3.4 percent of revenues. Looking at the first quarter and 2008, we will continue to enhance our R&D capabilities in order to support our broader market focus and new product introductions. Our business model going forward will be 3.5 percent of revenue, plus or minus a half percent.

During the fourth quarter, we had a one-time credit in Restructuring Charges in the amount of $700,000. As you may recall, we had originally taken a restructuring charge of $1.8 million in the second quarter of 2007 as part of the consolidation in moving our Taiwan analog operations into our China manufacturing facilities. Upon completion of the integration, we were able to keep more of the equipment and ship it to our China facilities at much lower cost and fees than originally estimated.

Our effective income tax rate in the fourth quarter was 10.8 percent, resulting in an effective tax rate for the year of 13.2 percent. We have made good progress with our tax planning initiatives, and we expect our effective tax rate to be in the mid-teens for the full year of 2008.

Adjusted net income, which excludes $1.3 million in FAS123R, non-cash stock option expense and the $700,000 restructuring credit, increased 18.1 percent over the prior year period to a record $18.6 million, or $0.43 per share, up from $15.8 million, or $0.37 per share, in the fourth quarter of 2006, and $0.40 per share in the third quarter of 2007.

Cash flow from operations for the quarter was $38.2 million, a 54 percent Q over Q increase, and $90.6 million for the year, a 26 percent increase.

Turning to the balance sheet, at the end of the year we had $380 million in total cash and short-term investments, $452 million in working capital, and $237 million in long-term term debt including the convertible bond.

Inventories ended the fourth quarter at $53.2 million. Inventory turns at year-end were 5.2 comparable to the same period last year.

Accounts receivable days were 75 days in the fourth quarter compared to 77 days in the prior quarter.

Capital expenditures for the current quarter were $11.3 million, and for the full year, Cap-Ex was $54.2 million. This represents 13.5 percent of revenue, as we invested for our growth by capitalizing on opportunities to gain market share and included the addition of a 6-inch SBR(R) line at Diodes-FabTech, as well as the expansion of analog capacity in China. Excluding the SBR(R) line, Cap-Ex was 12.2% of revenue.

For 2008, we expect Cap-Ex to be in our model range of approximately 12 percent of revenue and we will continue to monitor this plan throughout the year.

Depreciation expense for the fourth quarter and for 2007 was $7.4 million and $26.2 million, respectively.

Turning to our Outlook...

We currently expect revenue for the first quarter of 2008 to be in the range of $95 to $101 million. In terms of gross profit, we believe that our gross profit margin will be comparable to the fourth quarter. Our estimated first quarter performance reflects seasonality combined with the impact of the overall weakening economy, in particular on key targeted end-equipment in the consumer and computing markets, as well as our foundry and subcontracting business, which is showing greater weakness than our core revenue drivers. Over the longer-term, we believe that Diodes' history of execution in significantly outperforming the industry, combined with our focus on customer-centric innovation and efficient manufacturing, will return us to our historical growth rates and will continue to deliver positive results for our shareholders

With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...

Mark King, Senior VP of Sales and Marketing

Thank you, Carl, and good morning.

Let me begin with our segment breakout for the fourth quarter: computing represented 37 percent of revenue; consumer 34 percent; communications 17 percent; industrial 10 percent; and automotive 2 percent.

During the fourth quarter, we continued to make notable progress with our new product road map in discrete, analog and Hall sensor devices. We released 80 products from 15 different product families, including 10 analog devices, 2 Hall devices, 8 MOSFETs, and 12 SBR(R) devices.

As Carl mentioned, new products grew to 40 percent of revenue, which was achieved with a corresponding increase in margins. Our new product revenue was driven by our DFN product line, our low threshold MOSFET line, and also increases in our SBR(R) product line. Also during the quarter, we recorded initial new product revenue from our recently announced Medium Power Bi-Polar Transistor line on the discrete side, and we received our first orders from a tier-one handset manufacturer for our omnipolar Hall sensor devices.

The release of our Medium Power transistors serves as an example of our effort to expand our product offerings beyond small-signal devices and to further position Diodes as a complete analog and discrete solution provider. During the quarter we also announced the expansion of our standard linear product line to better serve the needs of our diversified customer base as a broad-based supplier. This initiative is a continuation of our strategy to focus our expansion on commodity analog products and leverage the synergy between our high-volume packaging and our standard linear technology.

As I mentioned last quarter, we continue to make progress towards focusing our analog line more towards mobility and portability, which included the introduction of our first high efficiency charge-pump, white LED driver for small size LCD displays. Adding to this, we also announced the release of our first Ultra-Low Dropout regulators, which represent the first in a family of new power management devices that we will be releasing to target the portable and battery-powered electronic device segments. Further, we announced the release of a single channel smart load switch for use in notebooks, PCs, Bluetooth sets, smart phones and GPS devices.

Each of these product introductions furthers our progress towards penetrating the mobile and portable markets, while also complementing our Hall sensor and discrete product solutions. We are very excited about the opportunities in this segment and anticipate a meaningful contribution to revenues in the second half of 2008.

In terms of overall design activity, it was another strong quarter with multiple design wins at 65 accounts globally. Global design wins and in-process design activity is centered around new products including:

      o Hall sensors for cell phones and notebooks - where we had 5 significant wins including 1 Asian cell phone manufacturer and 2 notebook platforms. As I mentioned earlier, we secured a design win with a tier-one cell phone manufacturer for 3 of their current programs with initial orders booked during the quarter;
      o     SBRs  for   end-equipment   ranging  from  cell  phones  to  welding
            equipment;
      o Medium power bipolar transistors for mother boards, cable modems and set-top boxes;
      o Switching regulators and LDOs for set-top boxes and LCD TVs, as well as several industrial applications in North America and Europe; and
      o     DFN platforms for digital audio players and mobile phones

In terms of geographic breakout, Asia sales volume increased approximately 8 percent over the third quarter and represented 79 percent of total revenues. OEM sales were strong with solid demand in the consumer and computer market for LCD TV and panels, as well as digital audio players, set-top boxes and notebook computers. Additionally, we saw strong demand in DC fan and increasing demand for our SBR(R) products for the power supply and adapter markets.

Design activity in Asia was strong across all product lines, including key wins in SBR(R), Hall sensors, switching regulators and LDOs.

Now turning to North America, sales decreased 2 percent sequentially on generally soft demand, and represented 17 percent of total revenues. The cable and satellite set-top box business remained consistent, but there continues to be movement of manufacturing to Asia. We did experience an uptick in our industrial accounts in the quarter, but it was not enough to offset the movement to Asia. Coming off a strong third quarter, wafer sales decreased 23 percent in the fourth quarter. Although trade wafers were down, our internal utilization continued to increase.

In total, we achieved 76 design wins in North America during the quarter, with 7 of these for analog, 65 for discrete, and 4 in SBR(R)(.) We continue to make progress with our SBR(R) lines with industrial and communications accounts, and also have design momentum in our PowerDItm linear regulator and omnipolar hall lines. Distributor point of sales was down 2 percent sequentially, and inventory levels increased slightly.

Finally, sales in Europe accounted for 4 percent of revenue, and decreased 12 percent over the third quarter due to weak distributor point of purchase. OEM sales were flat with distributor point of sales increasing 1 percent in the quarter due to stable demand from consumer and automotive customers.

Our design win momentum in Europe continued to expand in the fourth quarter with 19 wins at 17 accounts: including 4 Hall sensor, 3 SBR(R) and 4 analog design wins. Additionally, we won expanded contracts with 3 customers during the quarter.

Looking at Europe for the full year, sales increased 50 percent over 2006 and distributors point-of-sale grew 83 percent. We have an established platform for future growth and continue to believe the European market will be a strong contributor to our results going forward.

In summary, we believe Diodes is taking all the right steps towards becoming a complete analog and discrete solution provider -- focusing on the right markets at the right time. We are dedicated to product innovation and believe our pipeline of new products will further drive expanded market share. Additionally, we have made notable progress with focusing our analog business on mobility and portability, which we expect to provide increased upside in the latter part of this year.

With that, we will open the call for questions.